UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2024

ALPHA TEKNOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40538	94-3368109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2451 Bert Drive

Hollister, CA 95023

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (831) 637-1100

N/A

(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TKNO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 1.01. Entry into a Material Definitive Agreement.

On July 11, 2024, Alpha Teknova, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) in connection with a private placement (the “Offering”) with certain accredited investors.

Pursuant to the Purchase Agreement, the Company agreed to offer and sell in the Offering 12,385,883 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), at an offering price of $1.24 per Share.

The Company’s controlling stockholder, Telegraph Hill Partners Management Company LLC, through its affiliates Telegraph Hill Partners V, L.P. and THP V Affiliates Fund LLC, its President and Chief Executive Officer and a member of its board of directors, Stephen Gunstream, and its Chief Financial Officer, Matthew Lowell, participated in the Offering and purchased an aggregate of 12,217,740 Shares.

The Company received aggregate gross proceeds of approximately $15.4 million from the Offering, before deducting offering expenses payable by the Company.

Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) on or before August 26, 2024 to register for resale the Shares. The Company shall use its commercially reasonable efforts to cause the registration statement covering the aforementioned securities to be declared effective as promptly as possible after the filing thereof, but in any event no later than the 90th calendar day following the date of the Registration Rights Agreement (or in the event of a full review by the SEC, the 120th calendar day following the date of the Registration Rights Agreement). Failure by the Company to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject the Company to certain liquidated damages.

The Offering closed on July 12, 2024.

The Shares were offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 promulgated under the Securities Act.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are not complete and are qualified in their entirety by references to the full text of the Purchase Agreement and the Registration Rights Agreement, respectively, which are filed as exhibits to this Current Report on Form 8-K (this “Current Report”) and are incorporated by reference herein.

The representations, warranties and covenants made by the Company in any agreement that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements. In addition, the assertions embodied in any representations, warranties and covenants contained in such agreements may be subject to qualifications with respect to knowledge and materiality different from those applicable to security holders generally. Moreover, such representations, warranties or covenants were accurate only as of the date when made, except where expressly stated otherwise. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of the Company’s affairs at any time.

This Current Report does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Current Report regarding the Shares are incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

On July 11, 2024, the Company issued a press release announcing the pricing of the Offering. On July 12, 2024, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are filed herewith as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Form of Securities Purchase Agreement, dated July 11, 2024.
10.2*	Form of Registration Rights Agreement, dated July 11, 2024.
99.1	Press Release, dated July 11, 2024.
99.2	Press Release, dated July 12, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Non-material schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules (or similar attachments) upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA TEKNOVA, INC.
Date: July 12, 2024	By:	/s/ Stephen Gunstream
Stephen Gunstream
President and Chief Executive Officer